UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number: 0-20468


                     ALTERNATIVE TECHNOLOGY RESOURCES, INC.
                     --------------------------------------
             (Exact name of registrant as specified in its charter)

                       629 J Street, Sacramento, CA 95814
                                 (916) 231-0400
                       ----------------------------------
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                     Common Stock, $0.01 par value per share
                     ---------------------------------------
            (Title of each class of securities covered by this form)

                                      None
                                      ----
                 (Titles of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [ ]        Rule 12h-3(b)(1)(i)       [ ]
     Rule 12g-4(a)(1)(ii)    [X]        Rule 12h-3(b)(1)(ii)      [X]
     Rule 12g-4(a)(2)(i)     [ ]        Rule 12h-3(b)(2)(i)       [ ]
     Rule 12g-4(a)(2)(ii)    [ ]        Rule 12h-3(b)(2)(ii)      [ ]
                                        Rule 15d-6                [ ]

     Approximate number of holders of record as of the certification or notice date: 367

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Alternative Technology Resources, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:    February 9, 2004                  By: /s/ Mark W. Rieger
                                               ---------------------------------
                                               Name:  Mark W. Rieger
                                               Title: Chief Executive Officer